EXHIBIT 99.2
Fuel Tech, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
For the Fiscal Year ended December 31, 2008
(in thousands)

		Advanced
		Combustion
	Fuel Tech, Inc.	Technology, Inc.	Acquisition
	(audited)	(audited)	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$28,149	$1,152	$(23,252)	(a)	$6,049
Short-term investments	—	29	(29)	(a)	—
Accounts receivable, net of allowances	23,365	8,327	—		31,692
Inventories	1,014	—	—		1,014
Deferred income taxes	767	—	—		767
Prepaid expenses and other current assets	4,718	83	—		4,801

Total current assets	58,013	9,591	(23,281)		44,323

Equipment, net of accumulated depreciation	17,515	—	—		17,515
Goodwill and other intangible assets, net of accumulated amortization	7,701	—	18,080	(b)	25,781
Deferred income taxes	2,412	—	—		2,412
Other assets	3,232	—	—		3,232

Total assets	$88,873	$9,591	$(5,201)		$93,263

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$2,188	$—	$—		$2,188
Accounts payable	8,196	2,743	—		10,939
Accrued liabilities:
Employee compensation	510	245	—		755
Other accrued liabilities	2,773	1,509	(107)	(c)	4,175

Total current liabilities	13,667	4,497	—		18,057

Other noncurrent liabilities/ shareholder loans	1,389	4,664	(4,664)	(c)	1,389

Total liabilities	15,056	9,161	(4,771)		19,446

Stockholders’ equity:

Common stock	241	9	(9)	(d)	241
Additional paid-in capital	118,588	491	(491)	(d)	118,588
Retained earnings accumulated deficit	(45,280)	(70)	70	(d)	(45,280)
Accumulated other comprehensive income	187	—	—		187
Nil coupon perpetual loan notes	81	—	—		81

Total stockholders’ equity (deficit)	73,817	430	(430)		73,817

Total liabilities and stockholders’ equity (deficit)	$88,873	$9,591	$(5,201)		$93,263

(a)	To reflect the funding of the acquisition and the elimination of certain assets that were not acquired.

(b)	To reflect the estimated fair value of intangible assets and cost in excess of net assets acquired (goodwill) as a result of the acquisition. No amortization of the intangible assets has occurred pending the finalization of the purchase price allocation.

(c)	To reflect the repayment of outstanding shareholder loans reflected on ACT’s books and the elimination of related interest.

(d)	To reflect the elimination of ACT’s historical equity accounts.

Fuel Tech, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Fiscal Year ended December 31, 2008
(in thousands)

		Advanced
		Combustion
	Fuel Tech, Inc.	Technology, Inc.	Acquisition
	(audited)	(audited)	Adjustments		Pro Forma

Statement of operations:
Net sales	$81,074	$47,573			$128,647
Costs and expenses:
Cost of sales	44,345	31,840			76,185
Selling, general, and administrative	28,012	12,930			40,942
Research and development	2,100	—			2,100

	74,457	44,770	—		119,227

Operating income	6,617	2,803			9,420
Interest expense	(135)	(107)	107	(a)	(135)
Interest income	741	21	(681	)(b)	81
Other expense	(226)	—			(226)

Income before taxes	6,997	2,717	(574)		9,145
Income tax expense	(3,395)	—	(1,087	)(c)	(4,482)

Net income	$3,602	$2,717	$(1,661)		$4,658

Net income per Common Share:
Basic	$0.15				$0.19
Diluted	$0.15				$0.19

Weighted average number of Common Shares outstanding:
Basic	24,082,000				24,082,000
Diluted	24,477,000				24,477,000

(a)	To reflect the reduction of interest expense due to the elimination of shareholder loans.

(b)	To reflect the reduction in interest income due to funding of the acquisition and the exclusion of non acquired assets.

(c)	To reflect the effect income tax expense using Fuel Tech’s effective tax rate as of December 31, 2008.